UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
Amendment No. 4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Auscrete Corporation
(Exact Name of registrant in its charter)

Wyoming	3272	27-1692457
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

504 East First St. P.O. Box 847 Rufus, OR 97050 Our telephone number is (541) 739-8200
(Address and telephone number of principal executive offices)

Pocket Counsel, Inc. c/o Luc Nguyen, Esq.
1192 Draper Pkwy. #244 Draper, UT 84020
(801) 349-8274
(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box  ☒.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accredited filer or a smaller reporting company.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

CALCULATION OF REGISTRATION FEE

Tile of each class of securities to be registered	Dollar amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price	Amount of registration fee (2)
Common Stock	$3,000,000.00	$0.30	$3,000,000.00	$213.90

(1)
This is an initial offering of securities by the registrant and no current trading market exists for our common stock. The Offering price of the common stock offered hereunder has been arbitrarily determined by the Company and bears no relationship to any objective criterion of value. The price does not bear any relationship to the assets, book value, historical earnings or net worth of the Company. In determining the Offering Price, the Company considered such factors as the prospects, if any, of similar companies, the previous experience of management, the Company's anticipated results of operations, the present financial resources of the Company, and the likelihood of acceptance of this Offering.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 23, 2011

PRELIMINARY PROSPECTUS
AUSCRETE CORPORATION

Shares of Common Stock
2,500,000 Minimum - 10,000,000 Maximum
$0.30 per share

Auscrete Corporation (“Auscrete” or the "Company") is offering on a best-efforts basis a minimum of 2,500,000 (the “Minimum Offering”) and a maximum of 10,000,000 shares of its common stock. Our common stock is presently not traded on any national market or securities exchange or in the over-the-counter market.  The sales price to the public of the shares of our common stock offered by the selling security holders under this prospectus is fixed at $0.30 per share until such time as our common stock is quoted on the Over-The-Counter (OTC) Bulletin Board. Although we have engaged Pennaluna & Company, Inc., a registered broker-dealer (i.e., “Market Maker”) to apply with the Financial Industry Regulatory Authority to have our common stock eligible for quotation on the OTC Bulletin Board, public trading of our common stock may never materialize or, even if materialized, trading may not be sustained.  For more information, see the section titled "Plan of Distribution" herein.

The proceeds from the sale of the shares in this offering will be payable to Auscrete Corporation Trust Account f/b/o Auscrete Corporation. All subscription funds will be held in escrow in a non-interest bearing Trust Account at U.S. Bank, Portland, OR (the “Escrow Account”), pending the achievement of the Minimum Offering. Because the Company is conducting a "Blank Check" offering subject to Rule 419 of Regulation C as promulgated by the U.S. Securities and Exchange Commission (the "S.E.C.") under the Securities Act of 1933, as amended (the "Securities Act"), the net Minimum Offering, after deduction for offering expenses and sales commissions, and the securities to be issued to investors must be deposited in the Escrow Account (the "Deposited Funds" and "Deposited Securities," respectively). While held in the Escrow Account, the Deposited Securities may not be traded or transferred. Except for an amount up to 10% of the Deposited Funds otherwise releasable under Rule 419, the Deposited Funds and the Deposited Securities may not be released until an acquisition meeting certain specified criteria has been consummated and a sufficient number of investors reconfirm their investment in accordance with the procedures set forth in Rule 419. Pursuant to these procedures, a new prospectus, which describes an acquisition candidate and its business and includes audited financial statements, will be delivered to all investors. The Company must return the pro rata portion of the deposited funds to any investor who does not elect to remain an investor. Unless a sufficient number of investors elect to remain investors, all investors will be entitled to the return of a pro rata portion of the deposited funds (plus interest) and none of the deposited securities will be issued to investors. In the event an acquisition is not consummated within 18 months of the effective date of this prospectus, the deposited funds will be returned on a pro rata basis to all investors.  Until 90 days after the date funds and securities are released from the escrow or trust account pursuant to Rule 419, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus.

If the Minimum Offering is not achieved and an acquisition is not consummated within 18 months of the effective date of this prospectus, the deposited funds will be returned on a pro rata basis to all investors.

The offering may terminate on the earlier of: (i) the date when the sale of all 10,000,000 shares is completed, (ii) anytime after the minimum offering of 2,500,000 shares of common stock is achieved, or (iii) 18 months from the effective date of this document or any extension thereto. The offering will in no event continue for more than two years following the effective date of this document.

At the present time, the Company is classified as a “shell company” under Rule 405 of the Securities Act. As such, all restricted securities presently held by the founder of the Company may not be resold in reliance on Rule 144 until: (1) the Company files Form 10 information with the SEC when it ceases to be a “shell company”; (2) the Company has filed all reports as required by Section 13 and 15(d) of the Securities Act for twelve consecutive months; and (3) one year has elapsed from the time the Company files the current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

THE PURCHASE OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. SEE SECTION ENTITLED "RISK FACTORS" ON PAGES 4-8.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Any broker/dealers who act in connection with the sale of the shares will be deemed to be "underwriters" within the meaning of the Securities Acts of 1933, and any commissions received by them and any profit on any resale of the shares as a principal might be deemed to be underwriting discounts and commissions under the Securities Act.

We intend to sell our shares at $0.30 per share. We determined this offering price arbitrarily by adding a $0.10 premium to the last sale price of our common stock to investors. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SUMMARY

PROSPECTIVE INVESTORS ARE URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY.

Initially, we intend to manufacture lightweight cellular concrete wall, roof and interior panels for use in the construction of residential housing. Our principal business will be to supply builders and contractors with pre-cast wall, roof and interior panels for use in the construction of single-family homes.  Our aim will be to offer pre-cast panels that are not only affordable, energy efficient and eco-friendly but have superior fireproofing and sound and thermal insulation qualities. Potentially, we may begin constructing homes ourselves.

We were incorporated on December 31, 2009 under the laws of the state of Wyoming. Our principal offices are located at 504 East First St. Rufus, OR 97050 and our telephone number is (541) 739-8200.

THE OFFERING:

Securities Being Offered	A minimum of 2,500,000 and up to 10,000,000 shares of common stock.
Offering Price	We will sell our shares at $0.30 per share. We determined this offering price arbitrarily by adding a $0.10 premium to the last sale price of our common stock to investors.
Terms of the Offering	We will conduct the offering using the efforts of a Market Maker.
Blank Check Offering
The minimum offering of 2,500,000 shares represents the number of shares we will need to sell in order to achieve proceeds of $750,000, which represents the minimum amount of funds we will require in order to commence operations (the “Minimum Offering”). See “Plan of Operations” for more details. Because we are conducting a “Blank Check” offering, all proceeds received in connection with the offering will be deposited into an escrow account with certain restrictions conforming to Rule 419 of Regulation C imposed on the release of such proceeds to the Company.

Termination of the Offering
The offering may terminate on the earlier of: (i) the date when the sale of all 10,000,000 shares is completed, (ii) anytime after the minimum offering of 2,500,000 shares of common stock is achieved, or (iii) 18 months from the effective date of this document or any extension thereto. The offering will in no event continue for more than two years following the effective date of this document.

Use of Proceeds
We will use the net proceeds from this offering for general corporate purposes, including working capital and capital expenditures, and potentially for establishing our manufacturing facilities, distribution channels and construction operations.

SUMMARY FINANCIAL INFORMATION

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

BALANCE SHEET	As of February 15, 2011 (Audited)
Total Assets	$9,069
Total Liabilities	$0
Stockholders Equity	$9,069

INCOME STATEMENT
Revenue	$--
Total Expenses	$--
Net Loss	$--

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

WE WILL NEED A MINIMUM OF APPROXIMATELY $750,000 TO PROCEED WITH OUR BUSINESS PLAN AND IF UNABLE TO RAISE THAT AMOUNT NET OF OFFERING COSTS, WE WILL HAVE TO REVISE OUR BUSINESS PLAN OR CLOSE OUR BUSINESS.

We had no working capital as of November 30, 2010.  We currently do not have any manufactured product and we have no income.  Our business plan calls for expenditures in the amount of $750,000 to get our initial product to market.  If we are able to sell 100% of the shares offered by Auscrete Corporation or even 25% or of the shares offered by Auscrete Corporation we should be able to meet this objective.  Even after our initial products are ready to sell, there can be no assurance they will generate sufficient revenues to sustain our business operations.  The $750,000 needed for funding at the present time may not be available to us. In the event we do not sell at least 25% of the offering, it will be necessary to suspend operations and seek alternative sources of funding. If we are not successful in obtaining funding, we will not be able to achieve revenues and our business will likely fail.

PURSUANT TO RULE 419, UPON ACHIEVEMENT OF THE MINIMUM OFFERING, THERE IS A POSSIBILITY THAT CERTAIN INVESTORS WILL NOT DECIDE TO REMAIN INVESTORS THEREBY PREVENTING THE COMPANY FROM ACHIEVING THE REQUIRED PROCEEDS FOR CARRYING OUT ITS PLAN OF OPERATIONS.

Rule 419 generally requires that the securities to be issued and the funds received in a blank check offering be deposited and held in an escrow account until an acquisition meeting specified criteria is completed. Before the acquisition can be completed and before the funds and securities can be released, the issuer in a blank check offering is required to update its registration statement with a post-effective amendment. After the effective date of any such post-effective amendment, the Company is required to furnish investors with the prospectus produced thereby containing information, including audited financial statements, regarding the proposed acquisition candidate and its business. Investors must be given no fewer than 20 and no more than 45 business days from the effective date of the post-effective amendment to decide to remain investors or require the return of their investment funds. Any investor not making a decision within said period is automatically to receive a return of his investment funds.

Although investors may request the return of their investment funds in connection with the reconfirmation offering required by Rule 419, the Company's shareholders will not be afforded an opportunity specifically to approve or disapprove any particular transaction involving the purchase of Shares from management. See Risk Factor entitled "Actual and Potential Conflicts of Interest."

YOU WILL BE PROHIBITED FROM SELLING OR OFFERING TO SELL SHARES IN ESCROW ACCOUNT.

According to Rule 15g-8 as promulgated by the S.E.C. under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), it shall be unlawful for any person to sell or offer to sell Shares (or any interest in or related to the Shares) held in the Rule 419 escrow account other than pursuant to a qualified domestic relations order or by will or the laws of descent and distribution. As a result, contracts for sale to be satisfied by delivery of the Deposited Securities (e.g., contracts for sale on a when, as, and if issued basis) are prohibited.

THE COMPANY WILL HAVE WIDE DISCRETIONARY USE OF PROCEEDS UNDER THIS "BLANK CHECK" OFFERING.

As a result of management's broad discretion with respect to the specific application of the net proceeds of this offering, this offering can be characterized as a "blank check" offering. Although substantially all of the net proceeds of this offering are intended generally to be applied toward effecting a business combination, such proceeds are not otherwise being designated for any more specific purposes. Accordingly, prospective investors will invest in the Company without an opportunity to evaluate the specific merits or risks of any one or more business combinations. There can be no assurance that determinations ultimately made by the Company relating to the specific allocation of the net proceeds of this offering will permit the Company to achieve its business objectives. See "Proposed Business."

REGULATIONS CONCERNING "BLANK CHECK" ISSUERS MAY LIMIT THE STATES IN WHICH THE COMPANY MAY CONDUCT ITS OFFERING.

The ability to register or qualify for sale the Shares for both initial sale and secondary trading is limited because a number of states have enacted regulations pursuant to their securities or "blue sky" laws restricting or, in some instances, prohibiting, the sale of securities of "blank check" issuers, such as the Company, within that state. In addition, many states, while not specifically prohibiting or restricting "blank check" companies, may not register the Shares for sale in their states. Because of such regulations and other restrictions, the Company's selling efforts, and any secondary market, which may develop, may only be conducted in those jurisdictions where an applicable exemption is available or a blue sky application has been filed and accepted or where the Shares have been registered.

BECAUSE WE HAVE NOT YET COMMENCED BUSINESS OPERATIONS, WE FACE A HIGH RISK OF BUSINESS FAILURE.

We were incorporated on December 31, 2009 and to date have been involved primarily in organizational activities. We have not earned revenues as of the date of this prospectus.

Accordingly, you cannot evaluate our business, and therefore our future prospects, due to a lack of operating history. Potential investors should be aware of the difficulties normally encountered by development stage companies and the high rate of failure of such enterprises. In addition, there is no guarantee that we will be able to expand our business operations. Even if we expand our operations, at present, we do not know precisely when this will occur.

WE HAVE NOT GENERATED REVENUES AND DO NOT EXPECT TO GENERATE REVENUES UNTIL A SUCCESSFUL CONCLUSION OF THIS OFFERING.

We have not generated any revenues as of the date of this prospectus and do not expect to generate revenues until we obtain funding from this offering.  Upon completion of our commencement stage, we anticipate that we will incur increased operating expenses.  We therefore expect to incur some losses into the foreseeable future. Potential investors should be aware of the difficulties we yet face in the implementation of our business plan. These risks include without limitation:

-- Completion of our manufacturing facilities and

-- The acceptance of our products into the market place to a sufficient extent that our operations become economically viable.

The likelihood of success must also be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the commencement of our business plan.  There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide investors with no assurance that we will generate any operating revenues or ever achieve profitable operations.  If we are unsuccessful in addressing these risks, our business will most likely fail.

INVESTORS WILL BE UNABLE TO SELL THEIR SECURITIES IF NO MARKET DEVELOPS FOR THOSE SECURITIES.

No market exists at the present time for our common shares.  Investors in the offering will purchase securities that cannot be resold by those investors since no market exists.  Even though at some time in the future we intend to create a public market for our common shares, there can be no assurance when the market will develop or if the market will ever develop.  If we are not successful in developing a market for our common shares, investors will not be able to sell their securities and will suffer a loss of their investment.

BECAUSE OUR PROPOSED PRODUCTS ARE SPECIALTY PRODUCTS THAT WILL APPEAL TO ONLY A PORTION OF THE U.S. POPULATION, UNLESS WE CAN ACHIEVE BROAD BASED MARKETING SUCCESS IT IS LIKELY OUR PROPOSED CONCRETE CASTING BUSINESS WILL NOT SUCCEED.

The type of products which we propose to produce are not currently as widely used in the construction of residential housing as competing materials such as drywall, wood, gypsum, or plaster panels.  To succeed we will need to market our potential products to a wide geographic area to appeal to a wider market.  If we cannot become the supplier of pre-cast cellular concrete wall, roof and interior panels to broad base of builders and contractors, it will be difficult for us to achieve financial success and investors may lose their investments.

WE DEPEND ON JOHN SPROVIERI WHOM WE MAY NOT BE ABLE TO RETAIN, IN WHICH EVENT WE COULD NOT CONTINUE TO DEVELOP OUR BUSINESS PLAN.

John Sprovieri is our only officer and our principal director who has the expertise to run and oversee the development of our business.  We would not be able to retain Mr. Sprovieri if he should die, become disabled or become engaged in other business pursuits to the extent he cannot devote sufficient time to our business.  In such event, we could not prosecute our business plan unless we can replace Mr. Sprovieri.  It is uncertain whether we would be able to do so.  In addition, we have no key-man life insurance on Mr. Sprovieri.

THE INDUSTRY IN WHICH WE INTEND TO COMPETE IS HIGHLY CYCLICAL AND ANY DOWNTURN RESULTING IN LOWER DEMAND OR INCREASED SUPPLY WOULD HAVE A MATERIALLY ADVERSE IMPACT ON OUR FINANCIAL RESULTS.

The building products manufacturing and distribution industry is subject to cyclical market pressures caused by a number of factors that are out of our control, such as general economic and political conditions, levels of new construction, interest rates and population growth. To the extent that cyclical market factors adversely impact overall demand for environmentally friendly building products or the prices that we can charge for our products, our net sales and margins would likely decline in the same time frame as the cyclical downturn occurs. Because much of our overhead and expense is relatively fixed in nature, a decrease in sales and margin generally could have a significant adverse impact on our results of operations. Also, to the extent our potential customers experience downturns in business; our ability to collect our receivables could be adversely affected. Finally, the unpredictable natures of the cyclical market factors that impact our industry make it difficult to forecast our operating results.

OUR SHARES OF COMMON STOCK ARE SUBJECT TO THE "PENNY STOCK" RULES OF THE SECURITIES AND EXCHANGE COMMISSION AND THE TRADING MARKET IN OUR SECURITIES WILL BE LIMITED, WHICH WILL MAKE TRANSACTIONS IN OUR STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. A broker-dealer must also provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer, and sales person in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for stock that becomes subject to those penny stock rules. If a trading market for our common stock develops, our common stock will probably become subject to the penny stock rules, and shareholders may have difficulty in selling their shares.

PRODUCT LIABILITY CLAIMS AGAINST US COULD RESULT IN ADVERSE PUBLICITY AND POTENTIALLY SIGNIFICANT MONETARY DAMAGES.

Like other manufacturers of products that are used by consumers, we face an inherent risk of exposure to product liability claims in the event that the use of our proposed pre-cast concrete products results in injury. In addition, since we have no operating history, we cannot predict whether or not product liability claims will be brought against us in the future, or the effect of any resulting negative publicity on our business. Moreover, we may not have adequate resources in the event of a successful claim against us. We will rely on obtaining general liability insurance to cover product liability claims. The successful assertion of product liability claims against us could result in potentially significant monetary damages and if our insurance protection is inadequate to cover these claims, they could require us to make significant payments.

BECAUSE THE MARKETS IN WHICH WE COMPETE ARE HIGHLY COMPETITIVE AND MANY OF OUR COMPETITORS HAVE GREATER RESOURCES THAN US, WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY AND WE MAY BE UNABLE TO GAIN MARKET SHARE.

We compete with a large number of competitors in the construction supply business.  In addition to other companies that manufacture and distribute pre-cast aerated concrete wall, roof and interior panels, we will compete with companies that supply panels made of alternative materials such as drywall, gypsum, plaster and wood.  In addition, we will compete with local, regional and national home improvement wholesalers and retailers who offer panels directly to the public.   We expect to face increased competition in the future. Further, many of our potential competitors have longer operating histories, greater name recognition, access to larger customer bases and significantly greater financial, sales and marketing, manufacturing, distribution, technical and other resources than us. As a result, they may be able to respond more quickly to changing customer demands or to devote greater resources to the development, promotion and sales of their products than we can. It is possible that new competitors or alliances among existing competitors could emerge and rapidly acquire significant market share, which would harm our business. If we fail to compete successfully, our business would suffer and we may lose or be unable to gain market share.

THE DEMAND FOR PRODUCTS REQUIRING SIGNIFICANT INITIAL CAPITAL EXPENDITURES SUCH AS OUR PRE-CAST CONCRETE PRODUCTS IS AFFECTED BY GENERAL ECONOMIC CONDITIONS.

The United States and international economies have recently experienced a period of slow economic growth. A sustained economic recovery is uncertain. In particular, terrorist acts and similar events, continued turmoil in the Middle East or war in general could contribute to a slowdown of the market demand for products that require significant initial capital expenditures, including demand for new residential buildings. In addition, increases in interest rates may increase financing costs to customers, which in turn may decrease demand for our products. If the economic recovery slows down as a result of the recent economic, political and social turmoil, or if there are further terrorist attacks in the United States or elsewhere, we may experience decreases in the demand for our pre-cast concrete products, which may harm our operating results.

WE WILL RELY PRIMARILY UPON COPYRIGHT AND TRADE SECRET LAWS AND CONTRACTUAL RESTRICTIONS TO PROTECT OUR PROPRIETARY RIGHTS, AND, IF THESE RIGHTS ARE NOT SUFFICIENTLY PROTECTED, OUR ABILITY TO COMPETE AND GENERATE REVENUE COULD SUFFER.

We will seek to protect our proprietary manufacturing processes, documentation and other written materials primarily under trade secret and copyright laws. We will also require employees and consultants with access to our proprietary information to execute confidentiality agreements. The steps taken by us to protect our proprietary information may not be adequate to prevent misappropriation of our technology. In addition, our proprietary rights may not be adequately protected because:

•	People may not be deterred from misappropriating our technologies despite the existence of laws or contracts prohibiting it;

•	Policing unauthorized use of our intellectual property may be difficult, expensive and time-consuming, and we may be unable to determine the extent of any unauthorized use; and

•
Reverse engineering, unauthorized copying, or other misappropriation of our proprietary technologies could enable third parties to benefit from our technologies without paying us for doing so. Any inability to adequately protect our proprietary rights could harm our ability to compete, to generate revenue and to grow our business.

WE MAY NOT BE ABLE TO MANAGE OUR FUTURE GROWTH EFFECTIVELY.

           We may be unable to manage future growth. To successfully manage our growth and handle the responsibilities of being a public company, we believe we must effectively:

•	Hire, train, integrate and manage additional qualified engineers for research and development activities, sales and marketing personnel, and financial and information technology personnel;

•	Retain key management and augment our management team, particularly if we lose key members;

•	Continue to enhance our customer resource management and manufacturing management systems;

•	Implement and improve additional and existing administrative, financial and operations systems, procedures and controls;

•	Expand and upgrade our technological capabilities; and

•	Manage multiple relationships with our customers, suppliers and other third parties.

           We may encounter difficulties in effectively managing the budgeting, forecasting and other process control issues presented by rapid growth. If we are unable to manage our growth effectively, we may not be able to take advantage of market opportunities, satisfy customer requirements, execute our business plan or respond to competitive pressures.

THE SUCCESS OF OUR BUSINESS WILL DEPEND ON THE CONTINUING CONTRIBUTIONS OF OUR KEY PERSONNEL.

We will rely heavily on the services of key executive officer and directors including, John Sprovieri, our Chief Executive Officer and Director, Clifford Jett, our Director, and William Beers, our Director. The loss of services of our executive officer or any director could adversely impact our operations. We believe our future success will depend upon our ability to retain these key individuals and our ability to attract and retain other skilled managerial, engineering and sales and marketing personnel. However, we cannot guarantee that any employee will remain employed at the Company for any definite period of time.

OUR MANAGEMENT WILL HAVE BROAD DISCRETION IN USING THE NET PROCEEDS OF THIS OFFERING, AND YOU WILL NOT HAVE THE OPPORTUNITY, AS PART OF YOUR INVESTMENT DECISION, TO ASSESS WHETHER THE PROCEEDS ARE BEING USED APPROPRIATELY.

We intend to use the net proceeds from this offering for general corporate purposes, including working capital and capital expenditures. Depending on future developments and circumstances, we may use some of the proceeds for other purposes. We do not have more specific plans for the net proceeds from this offering. Therefore, our management will have broad discretion in applying the net proceeds of this offering. The net proceeds could be applied in ways that do not improve our operating results. The actual amounts and timing of these expenditures will vary significantly depending on a number of factors, including the amount of cash used in or generated by our operations and the market response to the introduction of our product offerings.

WE INCUR SUBSTANTIAL COMPLIANCE COSTS AS A PUBLIC COMPANY.

           As a public company, we will incur significant legal, accounting and other expenses. In addition, the Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC has required changes in corporate governance practices of public companies.

ANY ADDITIONAL FUNDING WE ARRANGE THROUGH THE SALE OF OUR COMMON STOCK WILL RESULT IN DILUTION TO EXISTING SHAREHOLDERS.

We may raise additional capital in order for our business plan to succeed. Our most likely source of additional capital will be through the sale of additional shares of common stock. Such stock issuances will cause stockholders' interests in our company to be diluted. Such dilution will negatively affect the value of investors' shares.

WE DO NOT EXPECT TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE.

We do not expect to pay cash dividends on our common stock at any time in the foreseeable future. The future payment of dividends directly depends upon our future earnings, capital requirements, financial requirements and other factors that our board of directors will consider. Since we do not anticipate paying cash dividends on our common stock, a return on your investment, if any, will depend solely on an increase, if any, in the market value of our common stock.

WE HAVE NO EXPERIENCE AS A PUBLIC COMPANY.

We have never operated as a public company. We have no experience in complying with the various rules and regulations, which are required of a public company. As a result, we may not be able to operate successfully as a public company, even if our operations are successful. We plan to comply with all of the various rules and regulations, which are required of a public company. However, if we cannot operate successfully as a public company, your investment may be adversely affected. Our inability to operate as a public company could be the basis of your losing your entire investment in us.

FORWARD-LOOKING STATEMENTS

This discussion contains certain statements, which may be viewed as forward-looking statements that involve risks and uncertainties. When used herein, the words "believes", "anticipates", "expects" and similar expressions are intended in certain circumstances, to identify forward-looking statements.  Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected, including the risks of a startup company becoming profitable and raising the funds required to do so. Given these uncertainties, you are cautioned not to place undue reliance on such statements. There are no assurances the company can fulfill such forward-looking statements. Such forward-looking statements are only predictions; actual events or results may differ materially as a result of risks facing the company. Some of these risks include changes in government regulations, lack of financing and undercapitalization, inability to compete on a price level with competitors, loss of supply contracts, and increases in shipping costs

USE OF PROCEEDS

Without realizing the Minimum Offering proceeds, we will not be able to commence planned operations and implement our business plan. The proceeds from the sale of the shares in this offering will be payable to Auscrete Corporation Trust Account f/b/o Auscrete Corporation. All subscription funds will be held in escrow in a non-interest bearing Trust Account at U.S. Bank, Portland, OR (the “Escrow Account”), pending the achievement of the Minimum Offering. Because the Company is conducting a "Blank Check" offering subject to Rule 419 of Regulation C as promulgated by the U.S. Securities and Exchange Commission (the "S.E.C.") under the Securities Act of 1933, as amended (the "Securities Act"), the net Minimum Offering, after deduction for offering expenses and sales commissions, and the securities to be issued to investors must be deposited in the Escrow Account (the "Deposited Funds" and "Deposited Securities," respectively). While held in the Escrow Account, the Deposited Securities may not be traded or transferred. Except for an amount up to 10% of the Deposited Funds otherwise releasable under Rule 419, the Deposited Funds and the Deposited Securities may not be released until an acquisition meeting certain specified criteria has been consummated and a sufficient number of investors reconfirm their investment in accordance with the procedures set forth in Rule 419. Pursuant to these procedures, a new prospectus, which describes an acquisition candidate and its business and includes audited financial statements, will be delivered to all investors. The Company must return the pro rata portion of the deposited funds to any investor who does not elect to remain an investor. Unless a sufficient number of investors elect to remain investors, all investors will be entitled to the return of a pro rata portion of the deposited funds (plus interest) and none of the deposited securities will be issued to investors. In the event an acquisition is not consummated within 18 months of the effective date of this prospectus, the deposited funds will be returned on a pro rata basis to all investors.  Until 90 days after the date funds and securities are released from the escrow or trust account pursuant to Rule 419, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus.

We will use the net proceeds of this offering for general corporate purposes, including working capital and capital expenditures and potentially for establishing its manufacturing facilities, distribution channels, and construction operations.  A more detailed description of our anticipated expenses can be found under the “Description of Business” section of this Prospectus.  We have not yet determined all of our anticipated expenditures and therefore cannot estimate the exact amounts to be used for all of the purposes discussed above. Accordingly, our management will have broad discretion in applying the net proceeds from this offering.

The Company intends to use the proceeds from this offering as follows:

	Minimum Offering			Maximum Offering
Application of Proceeds	$	% of total	% of net proceeds	$	% of total	% of net proceeds
Total Offering Proceeds	750,000	100.00%	100.00%	$3,000,000	100.00%	100.00%
Acquisition Costs	75,000	10.00%	10.00%	300,000	10.00%	10.00%
Working Capital & Expenses	510,000	68.00%	68.00%	1,351,000	45.03%	45.03%
Manufacturing Facilities	20,000	2.67%	2.67%	562,000	18.73%	18.73%
Establish Distribution Channels	100,000	13.33%	13.33%	250,000	8.34%	8.34%
Plant & Equipment	45,000	6.00%	6.00%	537,000	17.90%	17.90%
TOTAL	750,000	100%	100%	3,000,000	100%	100%

DETERMINATION OF OFFERING PRICE

We determined the offering price of $0.30 per share arbitrarily by adding a $0.10 premium to the last sale price of our common stock to investors.

DILUTION

Our net tangible book value as of November 30, 2010 was approximately $9,100, or $0.01 per share of common stock based on 1,067,500 shares of common stock outstanding. Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of November 30, 2010. Dilution in net tangible book value per share to new investors represents the difference between the amount per share paid by purchasers of shares of class A common stock in this offering and the net tangible book value per share of common stock immediately after completion of this offering.

After giving effect to the sale of the minimum offering of 2,500,000 shares of class A common stock by us in this offering at the offering price of $0.30 per share, and after deducting estimated offering expenses payable by us of $5,214.00 (consisting of SEC registration fees of $214, legal and professional fess of $4,000 and accounting fees of $1,000), our net tangible book value would be approximately $753,886.00, or $0.21 per share of common stock. This represents an immediate increase in net tangible book value of $0.20 per share of class A common stock to existing stockholders and an immediate dilution in net tangible book value of $0.09 per share to new investors purchasing shares of class A common stock in this offering based on the minimum offering amount.

After giving effect to the sale of the maximum offering of 10,000,000 shares of class A common stock by us in this offering at the offering price of $0.30 per share, and after deducting estimated offering expenses payable by us of $5,214.00, our net tangible book value would be approximately $3,003,886.00, or $0.27 per share of common stock. This represents an immediate increase in net tangible book value of $0.26 per share of class A common stock to existing stockholders and an immediate dilution in net tangible book value of $0.03 per share to new investors purchasing shares of class A common stock in this offering based on the minimum offering amount.  The following table illustrates this per share dilution:

Minimum Offering ($750,000)
Public offering price per share of class A common stock		$0.30
Net tangible book value per common share as of November 30, 2010	$0.01
Increase in net tangible book value per share attributable to existing stockholders	$0.20
Net tangible book value per share as adjusted after this offering		$0.21
Dilution per share to new investors		$0.09

Maximum Offering ($3,000,000)
Public offering price per share of class A common stock		$0.30
Net tangible book value per common share as of November 30, 2010	$0.01
Increase in net tangible book value per share attributable to existing stockholders	$0.26
Net tangible book value per share as adjusted after this offering		$0.27
Dilution per share to new investors		$0.03

SELLING SHAREHOLDERS

There are no selling shareholders involved in this offering.

PLAN OF DISTRIBUTION

We are offering 2,500,000 shares of common stock minimum, 10,000,000 shares of common stock maximum on a self-underwritten basis. The offering price is $0.30 per share. Our common stock is presently not traded on any market or securities exchange. We have engaged the services of Pennaluna & Company, 421 Sherman Ave., Coeur d’Alene, Idaho 83814, as our market maker (the “Market Maker”).  With the assistance of the Market Maker, we anticipate obtaining quotation of our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be quoted on the OTC Bulletin Board or, if quoted, that a public market will materialize. In the absence of listing, no market is available for investors in our common stock to sell their shares. We cannot guarantee that a meaningful trading market will develop or that we will be able to get our common stock listed for trading.

If the stock ever becomes tradable, the trading price of our common stock could be subject to wide fluctuations in response to various events or factors, many of which are beyond our control. As a result, investors may be unable to sell their shares at or greater than the price at which they are being offered.

The proceeds from the sale of the shares in this offering will be payable to Auscrete Corporation Trust Account f/b/o Auscrete Corporation. All subscription funds will be held in escrow in a non-interest bearing Trust Account at U.S. Bank, Portland, OR (the “Escrow Account”), pending the achievement of the Minimum Offering. Because the Company is conducting a "Blank Check" offering subject to Rule 419 of Regulation C as promulgated by the U.S. Securities and Exchange Commission (the "S.E.C.") under the Securities Act of 1933, as amended (the "Securities Act"), the net Minimum Offering, after deduction for offering expenses and sales commissions, and the securities to be issued to investors must be deposited in the Escrow Account (the "Deposited Funds" and "Deposited Securities," respectively). While held in the Escrow Account, the Deposited Securities may not be traded or transferred. Except for an amount up to 10% of the Deposited Funds otherwise releasable under Rule 419, the Deposited Funds and the Deposited Securities may not be released until an acquisition meeting certain specified criteria has been consummated and a sufficient number of investors reconfirm their investment in accordance with the procedures set forth in Rule 419. Pursuant to these procedures, a new prospectus, which describes an acquisition candidate and its business and includes audited financial statements, will be delivered to all investors. The Company must return the pro rata portion of the deposited funds to any investor who does not elect to remain an investor. Unless a sufficient number of investors elect to remain investors, all investors will be entitled to the return of a pro rata portion of the deposited funds (plus interest) and none of the deposited securities will be issued to investors. In the event an acquisition is not consummated within 18 months of the effective date of this prospectus, the deposited funds will be returned on a pro rata basis to all investors.  Until 90 days after the date funds and securities are released from the escrow or trust account pursuant to Rule 419, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus.

Our sole officer and the directors of the Company will not receive commissions for any sales originated on our behalf. We believe that our sole officer and the directors are exempt from registration as brokers under the provisions of Rule 3a4-1 promulgated under the Securities Exchange Act of 1934. In particular, as to our officer and directors, they:

1.           Are not subject to a statutory disqualification, as that term is defined in Section 3(a)39 of the Act, at the time of his or her participation; and

2.           Are not to be compensated in connection with their participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

3.           Are not an associated person of a broker or dealer; and

Meets the conditions of the following:

a.           Primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and

b.           Was not a broker or dealer, or associated persons of a broker or dealer, within the preceding 12 months; and

c.            Did not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraphs within this section, except that for securities issued pursuant to rule 415 under the Securities Act of 1933, the 12 months shall begin with the last sale of any security included within one rule 415 registration.

Our sole officer and the directors of the Company may purchase any securities in this offering.

There can be no assurance that all, or any, of the shares will be sold. In order to comply with the applicable securities laws of certain states, the securities may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available and with which we have complied. The purchasers in this offering and in any subsequent trading market must be residents of such states where the shares have been registered or qualified for sale or an exemption from such registration or qualification requirement is available. As of this date, we have not identified the specific states where the offering will be sold. We will file a pre-effective amendment indicating which state(s) the securities are to be sold pursuant to this registration statement.

Investors can purchase common stock in this offering by contacting the Company. All payments must be made in United States currency either by personal check, bank draft, or cashiers check. There is no minimum subscription requirement. All subscription agreements and checks are irrevocable. The Company expressly reserves the right to either accept or reject any subscription. Any subscription rejected will be returned to the subscriber within 5 business days of the rejection date. Furthermore, once a subscription agreement is accepted, it will be executed without reconfirmation to or from the subscriber. Once we accept a subscription, the subscriber cannot withdraw it.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 500,000,000 shares of common stock at no par value per share.

Common Stock

As of November 30, 2010, there were 1,067,500 shares of our common stock issued and outstanding held by 41 stockholders of record.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

We do not have an authorized class of preferred stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have not issued and do not have any outstanding warrants to purchase shares of our common stock.

Options

We have not issued and do not have any outstanding options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have any outstanding securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, an interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Luc Nguyen, Attorney at Law, with an address of 1192 Draper Pkwy., #244, Draper, UT 84020, has provided an opinion on the validity of our common stock.

The financial statements included in this prospectus and the registration statement have been audited by Lenning & Company, Inc. to the extent and for the periods set forth in their report appearing elsewhere in this document and in the registration statement filed with the SEC, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DESCRIPTION OF BUSINESS

DESCRIPTION OF BUSINESS

Company Overview

Auscrete was incorporated in the State of Wyoming on December 31, 2009 and is a development stage company that will commence operations upon achievement of the Minimum Offering of $750,000. It is estimated that $750,000 (Seven Hundred Fifty Thousand Dollars) will be required at a minimum to begin and continue operations for our first year.

Initially, Auscrete intends to manufacture lightweight cellular concrete wall, roof and interior panels for use in the construction of affordable residential housing using technology previously developed by the founder. The principal business will be to supply builders and contractors with pre-cast wall, roof and interior panels for use in the construction of single-family homes. Although Auscrete has not begun operations, it intends to acquire certain assets including intellectual property (i.e., technology, processes, know how, goodwill) and equipment owned by a company owned and run by John Sprovieri, our CEO and our sole founder.  The name of that company is also Auscrete Corporation organized under the laws of the state of Oregon (“Auscrete of Oregon”). The assets being acquired from Auscrete of Oregon, are those assets listed on page 14 under the first two subsections titled “Purchased Equipment” and “Manufactured Specialized Equipment” with estimated values of $236,900 and $253,000 respectively, for a grand total of $489,900.00. 00. Additionally, this includes acquisition of all of the current and proposed contracts held by Auscrete of Oregon for supply and construction of structures. Auscrete Corporation will acquire said assets along with related intellectual property, including manufacturing process, etc. from Auscrete of Oregon. Auscrete of Wyoming will acquire the assets and technology from Auscrete of Oregon in exchange for 4,000,000 Shares of common stock. These assets are currently operational and will be the foundation upon which Auscrete will build its broader manufacturing capabilities.

Auscrete’s products will be fabricated on a build to order basis and as such, variable costs will be incurred before the company receives any revenue. These variable costs differ based on the product constructed. Further detail on first year and second year expansion expenditures is listed on page 18. Although the second year expenditures will not be required at the commencement of operations, the purpose of the year two expenditures will be to enhance the manufacturing facilities and process in order to improve efficiency and reduce production costs.

At this juncture, Auscrete is a development stage company and has not earned any revenue. The plan of operation is forward-looking and there is no assurance that operations will ever begin.

Operations will begin following the raising of the required funds to do so through this offering. It is estimated that $750,000 (Seven Hundred Fifty Thousand Dollars) (“Initial Capital Outlay”) will be required at a minimum to begin and continue operations for our first year.

The proposed business activities described herein classify the Company as a "blank check" company. Many states have enacted statutes, rules and regulations limiting the sale securities of "blank check" companies in their prospective jurisdictions. Management does not intend to undertake any efforts to cause a market to develop in the Company's securities until such time as the Company has successfully implemented its business plan described herein. Accordingly, each current shareholder of the Company has executed and delivered a "lock-up" letter agreement, affirming that his/her respective shares of the Company's common stock until such time as the Company has successfully consummated a merger or acquisition and the Company is no longer classified as a "blank check" company. In order to provide further assurances that no trading will occur in the Company's securities until a merger or acquisition has been consummated, each current shareholder has agreed to place his/her respective certificates until such time as legal counsel has confirmed that a merger or acquisition has been successfully consummated. However, while management believes that the procedures established to preclude any sale of the Company's securities prior to closing of a merger or acquisition will be sufficient, there can be no assurances that the procedures established herein will unequivocally limit any shareholder from selling their respective securities before such closing.

Founder’s Development Activities to Date

        Auscrete’s CEO and founder, John Sprovieri, possesses certain proprietary technology in cellular lightweight concrete manufacturing. John has applied his engineering and marketing expertise to develop and promote products under the product name, Auscrete Cellular Concrete (“ACC”). ACC is the culmination of the refinements made to a technology developed in Australia in the mid 1980’s. The Australian product “Cellucon” (the company manufacturing it is now defunct) has been used in many parts of the world, and Mr. Sprovieri has introduced it to the US.  The process enables infusion of millions of tiny air bubbles into a special inert concrete mix enabling the creation of a lightweight product without sacrificing strength or structural integrity.

Since commencing re-development of the basic technology seven years ago, Mr. Sprovieri has refined and modified the basic ACC formula utilizing various bubble producing machines to produce the product currently usable in building construction.

At Auscrete of Oregon, a number of specialized machines have been fabricated for the manufacturing of ACC including machinery that can produce various sized bubbles, hydraulically operated casting beds, concrete batching plant, materials handling equipment, specialized finishing machines and a “Hot Box” materials thermal testing cabinet that gives thermal “R” ratings of materials to ASTM specifications. Additionally, many sample panels have been produced for testing and for the construction of structures.

Putting the ACC technology to practical use, Mr. Sprovieri first produced a multi user rest room facility for the city park in Wasco, Oregon three years ago. The construction of the restroom facility provided valuable feedback which helped Mr. Sprovieri refine the manufacturing and construction process. The follow-up project to the restroom facility involved the construction of a 2,500 sq. ft. prototype house (pictured to the right) on land in Rufus, Oregon.

To date, Auscrete of Oregon has incurred approximately $737,900 in costs in connection with the development of ACC including expenditures for manufacturing equipment and some market development.  The following is a breakdown of the costs.

Cost of Development Breakdown

Purchased Equipment (rounded down)			Total

Concrete Batch Plant	$16,500
9,000 sq. ft. Building New (not erected)	$89,000
15,000# Forklift	$20,000
6,000# Forklift	$8,000
Tractor / Front End Loader	$5,000
3 Volvo Semi-Tractors	$44,000
20’ Trailer	$3,500
Work Vehicles (Pickup, vans etc.)	$7,400
Shop Equipment & Tools	$14,000
Office Equip. Software & Drafting	$29,500		$236,900

Manufactured Specialized Equipment	Materials	Labor
Modify Batch Plant for ACC production	$6,200	$8,400
Foam Producing Machines	$18,300	$35,000
2 Hydraulically Operated Molding Tables	$6,100	$7,900
4 Regular 20’ Molding Tables	$4,400	$9,400
1 Mobile Concrete Transporter	$3,800	$2,600
Thermal Testing Hot Box	$13,800	$42,000
2 Crane Attachments	$2,900	$4,300
Concrete Panel Storage Racks	$5,100	$5,500
Sand Bunker	$1,100	$1.200
Mold Boards, Manual & Magnetic Clamps, Brackets	$35,000	$40,000	$253,000

Prototype Development			Amounts Recuperated
Rest Room Facility	$13,400	$37,000	$32,200	$18,200
Prototype House*	$102,000	$108,000	$156,000	$54,000
		$260,400		$260,400	$0

General and Administration 3½ years					$248,000
Grand Total					$737,900

*Another $ 93,000 to be received on sale of house following use as a display home. Projected to be paid within 12 months

The current pilot plant facility is an old decommissioned service station rented from the city. The outer driveway and back areas serve as the foundation for the two major casting beds and four smaller panel casting beds. Space is restricted. The concrete batching plant, with its 35-ton capacity cement silo is against the end wall of the driveway and is behind the sand storage pit. The office is the old service station office and the mechanical workshop serves as the fabrication area for the manufacture of rebar cage frames. Any other work has to be done out in the open areas.  Storage of completed panels, some as large a 16’ x 8’, is in industrial racks that have been built at the other end of the driveway area. To complete a 1,500 sq. ft. house, storage for as many as 30 wall panels and 25 roof panels would be needed. The plant is able to produce up to four wall panels per week from the large casting beds, based on the capacity of the current equipment.

Current Projects of Auscrete of Oregon

1. Recently completed a 2,500 sq. ft. house in Rufus, OR*	$249,000
2. Construction almost completed: Wind tower access modules for Portland General Electric**	$14,280
3. Under Construction: Customer’s house in Goldendale, WA.***	$186,000
4. Under Construction: Portland General Electric control building in Wasco****	$37,840
5. Under Construction: Customer’s house in Wasco, OR*****	$140,000
Total Estimated Receivables	$627,120

*   See Exhibit 10.2 “Sale Agreement” for purchase of home in Rufus, OR between Auscrete of Oregon (Seller) and Beers Jett LLC.  Beers Jett LLC is owned by Clifford Jett and William Beers who are directors of the Company.
**  See Exhibit 10.3 representing the invoice to Degrange Construction, LLC, the general contractor engaged by Portland General Electric to build the wind tower.
*** See Exhibit 10.4 “Sale Agreement” for purchase of home between Auscrete of Oregon (Seller) and Wendell and Linda Johnson.
**** See Exhibit 10.5 representing invoice to Willie Williams, the general contractor engaged by Portland General Electric to build the control building.
***** See Exhibit 10.6 “Sale Agreement” for purchase of home in Wasco, OR between Auscrete of Oregon (Seller) and Beers Jett LLC.  Beers Jett LLC is owned by Clifford Jett and William Beers who are directors of the Company.

Our Proposed Product

The corporation’s projected initial products will include homes and small commercial structures built from cellular concrete. Auscrete’s potential ability to create a light weight product that remains strong will enable production of affordable wall, roof and interior panels for the construction of these structures

The basic materials for the proposed Auscrete product will be cement, sand, water and a proprietary inert chemical that will support the creation and longevity of very small bubbles. Cement is a standard Portland cement readily available from many suppliers. Sand and water are also available adjacent to the proposed plant. The chemical has previously been imported from Australia but will be manufactured by a chemical company in the US upon the commencement of operations.  A chemical manufacturer has yet to be identified to manufacture the chemical as such; there are no current agreements in place for such manufacturing.

The proposed Auscrete product will be considered green in today’s evolving need for energy efficiency. Cellular concrete is perceived to be green, in part because of the minimal impact on the environment and its energy efficiency.  The aim is to have a structure that has minimum possible power consumption. Auscrete’s proposed cellular structures are projected to provide very high efficiency in insulation values and use a very low power input.

Additionally, cement is an abundant material and, although it does use resources, its use is considered green when compared to products that use wood or oil based plasticized products. Sand is available readily and aged concrete can be ground and reused as aggregate. Non potable water can be used in concrete construction.

 Energy tests on the ACC product have been carried out by an independent engineering firm and were done to the ASTM C1363-05 standard. Various weights per cubic foot are used for panels in differing areas. In general, walls have an R rating of R22.3 and roof panels have an R rating of R32.7. This gives a whole house rating well in excess of the “whole house” Code requirement of R15.

Auscrete’s proposed products will enable the construction of homes that are extremely thermally efficient in all conditions, strong in earthquake zones, will not burn, have excellent sound proofing and be impervious to pests, rot and mold. This technology is ideal for the construction of homes in the 1,000 – 3,000 sq. ft. range.

To provide homes at low cost, it will be necessary to produce the materials in a “mass production” format. That is why the company’s new plan will incorporate the methodologies of large manufacturing companies in order to provide products for the construction of 150 affordable ($70k –$150k) high quality site built homes a year using Auscrete’s casting technique.

Technology

The foaming process used to produce the aerated concrete that will be the basis of our proposed products has its origins in a technology developed in the early 1980’s in Australia.  At that time, Romarada Chemicals of Victoria, Australia first produced a chemical mixture called Cellucon that had the ability to maintain its structural and tensile integrity during infusion of minute air bubbles, thus creating a much lighter concrete product, even when under mixing and blending stresses. Mr. Sprovieri’s association with Cellucon goes back to 1992 and he was involved in assisting the development of not only the Cellucon product, but also the marketing of the product internationally. The Cellucon chemical company closed operations in 2003 due to the death of the founder and owner. Mr. Sprovieri brought with him to the United States, his knowledge of the Cellucon production process, which he has since refined and enhanced in the production of a similar aerated concrete product through his company, Auscrete of Oregon.

As mentioned above, the Cellucon process has been further refined here in the US over the last 7 years by Auscrete’s founder. In particular, through experimentation the founder has been able to determine the optimal balance between the size of the bubbles and the strength of the concrete. Auscrete’s founder has developed specialty bubble producing machinery that can very effectively control the bubble size as required for particular applications. As discussed above, the founder has previously used this process to successfully construct a large prototype house and rest room facility.

Auscrete’s founder’s proprietary method for producing the aerated concrete involves the mixing of cement, sand and water and the specially developed air charged foaming agent that is infused during manufacturing. This enables the product to contain millions of strong, tiny air bubble ‘aggregates’ evenly distributed throughout the lightweight cast panel sections. With the addition of air, there is room for expansion and contraction, allowing for a concrete product that is both durable and flexible.

With previous construction of prototype structures, our concrete casting experience has determined that a big advantage of Auscrete’s technology is its ability to be produced as large panels at very low cost in a casting factory atmosphere with controlled simple casting techniques that ensures absolute quality control.

Housing Construction

Concrete is generally accepted as a standard basic building material. There appears to be little resistance to the use of concrete in home construction, particularly in the initial targeted sales areas of the Western United States.

Notwithstanding the economical and ecological advantages of our proposed product, there are also few limits to the type or style of home that can be built with our proposed product. Architectural style has no limitations with this system. The intricacies of any design are created easily by the casting mold shape and the structural materials used, which are for the most part, treated steel and concrete.

In addition our proposed product will have the advantage of allowing for premium features not found in other building materials.  Such features include soaring cathedral ceilings without unsightly trusses, tubular solar skylights to reduce energy consumption, energy efficiency with whole house ratings in excess of R15 as mentioned under the “Technology” section above, sound reduction as befits such insulation value, utility rooms, lots of storage areas and single or double car garages.

The panels for the construction of a home will be cast in our proposed factory under tight quality control. There are large (typically 25’ x 10’) hydraulically tilting steel casting tables that can handle the largest panels of any house. Each panel mold is made up of vinyl moldboards that can be snapped together in the shape and size as required.

Each wall panel incorporates a cast-in, skeletal reinforcing frame containing vertical steel tubes, through which the hold down bolts pass to secure the panel to the concrete slab base.  At the same time, electric conduit and boxes are set in place and any vent tubes that are required.

The specialized concrete is then applied to the mold and finished to a smooth, flat appearance. As the inside walls of the house are the inner side of the panel, surface finish is very important because the interior paint or other surfacing will be applied directly to that panel.

The roof is made of energy efficient, individual panels of typically 18’ x 4’ sections. The undersides of these panels become the ceiling in the cathedral roof design.  Because of their light weight, many panels can be loaded onto a step deck semi-trailer and delivered to the site, either close by or many miles away.

The panels are then assembled on the prepared concrete slab by being craned into place. Long, high tensile bolts are fitted right down from the top of the wall panel and pass through the fabricated reinforcing frame pulling together a stable and strong assembly. A 2-millimeter (.080”) thick adhesive/sealant barrier is applied between all concrete joints before being finally positioned and tightened down.

After setting of the wall panels, electrical wiring is fed through the conduit and the roof panels are then hoisted into place. These panels are held down with heavy duty, high tensile bolts threaded into the cast in receivers on the top of the side and cross walls.

The wall and roof panels are usually set in place over 5 days and the finishing of the house is commenced. As a lot of the fitting is already cast into the panels at the factory, it takes just a few weeks to finish plumbing, electrical and fitting of windows and doors, cabinets and roof shingles or metal roof finish as required by the contract.

The final stucco finish, once again simply applied direct to the concrete, is applied in 2 days and the house is ready for occupation.

Other Potential Uses

Although the Company will initially be focused on manufacturing panels for the construction of single family and multi unit housing, our proposed product line may be expanded in the future for other uses.

•      Construction of commercial and industrial office and factory structures.
•      Construction of soundproof structures such as sound stages and studios.
•      Construction of molded structures such as arches and building fascias.
•      Construction of thermal structures such as public restrooms and cold stores.
•      Construction of walls and fences such as freeway sound barriers and general fencing.
•      Construction of lawn and garden furniture and attractions.
•      Construction of housing and structures using pre-made blocks and sections.

Market

Auscrete Corporation intends to position itself as a major supplier in the affordable housing market. Housing is generally considered “affordable” when its cost does not exceed 30 percent of the median family income in a given area. In many parts of the country, housing costs have begun to show signs of adversely affecting corporations, workers and local economies. Affordable housing is becoming increasingly scarce.

Our Strategy

We intend to promote a product that will not only make housing affordable but offer some luxuries as well, such as optional heat pump air conditioning that would not be available in other houses at such comparable pricing. We believe that by constructing with the proposed Auscrete aerated concrete, those luxuries will result in lower cost utilities and a comfortable ‘feel’ to the living environment, as can be achieved with a product offering excellent thermal and soundproofing qualities as well as superb fire resistance.

Our developers and contractors will offer the homes as complete ready constructed site built units on suitable land. They will not be offered under the banner of such categories as ‘pre-fabricated’ or ‘factory built’ homes. They are just plain good value masonry homes built of a time proven product, concrete.

Initially, we intend to establish our operations and a manufacturing facility in the Industrial Estate area of Rufus, Oregon. Rufus is a small city about 110 miles east of Portland. Construction of the plant should take 10-12 months.  The advantage of Rufus is it is located on 2 main highways, I-84 east/west and I-97 north/south.

           The location will help considerably with the delivery of our pre-cast panels initially to the Northwest area and will also simplify the delivery of raw materials to our facility.  We anticipate that in the initial year we will be able to produce enough panel sets for the construction of 150 homes.

We believe that we will be able to economically deliver whole house panel sets as far away as Arizona or Alberta, Canada. However, with a future facility to be set up in Central California, we believe that we will be able to achieve further efficiencies to be able to service a fast emerging market in this above average (for affordable housing) growth area.   Additionally, a plant in Central California could easily initially address the Arizona market once the market recovery in that area has taken effect.

We plan on selling most of our output to developers, contractors and builders who will purchase the complete set of wall, roof and interior panels from us and use their own construction crew to complete the house.

Immediate Market Opportunities

The company has identified two immediate market opportunities that it could benefit from as soon as manufacturing commences but could be serviced by other construction companies using existing methods. Without manufacturing in place, Auscrete would not be able to take advantage of these opportunities.

The first opportunity involves a development on the outskirts of the city of Rufus. The market for affordable housing jumped recently with the construction of hundreds of wind tower generators throughout ours and nearby counties. Maintenance personnel are currently being trained at The Dalles Community College and elsewhere and it is believed that there will be up to 600 maintenance positions available over the next 3 years.

The area is already stretched to the limit for housing and some of the current personnel drive up to 90 miles each way every day. Because of the shortage of build-able land in the counties, being mostly farmland, the 2 opportunities offered to Auscrete are certainly considerable.  The first is from Gorge Vista, LLC. This company has over 180 acres of residential land in the heights behind the city and is very nearly all the residential land of any volume, (except for our second offer) available within 45 miles.   The development is called Gorge Vista and is to be a mix of housing, community center and green space offering affordable housing in what will be a beautifully prepared neighborhood.  Gorge Vista has planned for 100 affordable homes initially on the lower section and probably up to 30 or more upper level homes at the heights. The homes that they would like to place on this land are Auscrete’s homes, not just for price advantage but also for the ability to look a little ‘southwest’ in their appearance, a look that is very easy for us to achieve.  Gorge Vista’s principal, John Schmidt, has personally proposed that we consider contracting with his company to provide materials for the construction of 100 homes on this development over the next 3-4 years. This is an order at today’s rates for $13.5 million and could increase considerably if we are also to do the final construction on the site. Gorge Vista, LLC has provided a letter of intent and a copy of which is attached hereto as Exhibit 10.6.

The other opportunity is to be involved in the construction of up to 30 homes on the NW Realty development near Wasco, a city bordering Rufus. Mike Nilson, principal of NW, intends to also provide affordable housing to the populace that will be moving into the area in the next few years and expects to sell at least 10 to 15 homes this coming year. He has requested that Auscrete be involved in the home construction on this development as he feels that these are the best value in affordable housing today. We also have a letter of intent from Mike Nilson, a copy of which is attached hereto as Exhibit 10.8.

Initial Capital Expenditures

Assuming the raising of 100% ($3 Million) and the letters of intent discussed under the Section “Immediate Market Opportunities” above are converted into written contracts, the Company will require the following capital expenditures in order to expand to meet the projected manufacturing requirements in a timely manner for fulfilling those projected contracts.

Year 1 Capital Asset Purchases at 70% to 100% of Offering ($2.1 – $3.0 million)
Purchase land, purchase one additional factory building and office building. Move in.	330,000
Land Preparation and erection of buildings	232,000
Machinery, silos, batchers, mixers, conveyers, trailers, crane & forklift.	362,000
Specialized equipment, casting beds etc. manufactured ‘in house’	76,000
Shop equipment, press, lathe, welders etc.	89,000
Office equipment, drafting software, computers etc.	10,000
Total Asset Expenditures Year 1	$1,099,000
First year working capital and expenses including wages and salaries, marketing, other working capital and reserves	$1,901,000
Total Capital Expenditure and working capital for year 1	$3,000,000

Year 2 Capital Asset purchases below are necessary if additional expansion is required and further funding accessed.

Year 2 Capital Asset Purchases
Purchase 2 factory buildings, Erection and Commissioning		480,000
Land Preparation and erection of buildings		400,000
Machinery, silos, batchers, mixers, conveyers, trailers & forklifts.		278,000
Specialized equipment, casting beds etc. manufactured ‘in house’		176,000
Shop equipment, shears, rollers etc.		12,000
Office equipment, drafting software, computers etc.		20,000
Total Asset Expenditures Year 2	$	$ 1,366,000

Marketing

Our principal marketing efforts will be focused on interpersonal contacts and relationships.  We intend to first leverage our contacts and relationships in and around Rufus, Oregon along with our local knowledge of the area to market our proposed product and distinguish ourselves. Our initial marketing thrust will include meetings with developers and construction companies to supply our proposed product for their own construction needs. Although we intend to eventually build homes through our own construction division, we initially anticipate that over 90% of our sales will be to contractors and developers once our manufacturing gets off the ground.

Revenue

Should the Company start operations the revenue will come from the purchase of our concrete panels and panel sets.  Specific prices may change due to elasticity of demand and fluctuations in commodity prices but currently we anticipate revenues derived of the typical homes listed below as follows:

1,000 Sq. Ft. Home:	$70,000
1,500 Sq. Ft. Home:	$95,000
2,000 Sq. Ft. Home:	$120,000
2,500 Sq. Ft. Home:	$150,000

At present the Company does not have any current customers or customer contracts. However, as discussed above, the Company has two letters of intent attached as Exhibits 10.6 and 10.7 that present immediate market opportunities contingent on the Company raising the Minimum Offering for working capital to take advantage of the manufacturing capabilities of the assets to be acquired from Auscrete of Oregon. As such, the Company cannot be certain that it will generate any revenues in the future.

Competition

The building supplier industry is a highly competitive industry.  We compete with a large number of competitors in the construction supply business.  In addition to other companies that manufacture and distribute pre-cast aerated concrete wall, roof and interior panels, we will compete with companies that supply panels made of alternative materials including but not limited to, drywall, gypsum and wood.  In addition, we will compete with local, regional and national home improvement retailers such as Home Depot and Lowe’s who offer other building materials to the public and to contractors.

Areas of Competition.  Competition in the housing industry relate to contractors, builders and developers all striving to achieve the common goal of generating business in the home construction industry. The following are the principal areas that will compete with Auscrete products:

a.      Tradition Concrete Construction. Traditional concrete is generally used in warmer states (e.g., Florida to California). Costs fall around the $130 per sq. ft range and have little insulation value.

b.      ICF construction. ICF (“Insulating Concrete Forms”) are external molds built of polystyrene with traditional concrete poured in between. ICF has insulation values comparable to Auscrete’s products. However, it is a labor intensive industry and normally costs in excess of $150 per sq. ft.

c.      Raastra Block Construction. Raastra block has good insulation values but involves block-laying at the site and filling with mortar. This process is also labor intensive and usually costs in excess of $ 160 per sq. ft.

d.      AAC (“Aerated Autoclaved Concrete”). AAC is a process where aluminum oxides are added to the concrete mix and create oxygen bubbles by chemical reaction to lighten the weight of the mixture. This process involves the block-laying and mortar filling elements. Also, these blocks are easily broken and there is a high level of loss. This process can cost up to $190 per sq. ft.

e.      Stick Built Construction (Wood frame).  The most common construction method of residential construction, this process can cost between $85 and $180 per square foot. The strength of wood framing is less than that of concrete.

 f.      Alternative Construction Methods.  Other construction methods include log houses, straw bale and various other alternative methods. These methods represent a very small percentage of the total construction market.

Methods of Competition.  To distinguish themselves in the construction supply business, suppliers employ a variety of methods to separate themselves from the competition.  One of the principal methods of competition is price.  National companies and large regional suppliers leverage their buying power to offer building supplies at reduced prices.  Local suppliers may attempt to match prices at the cost of reduced margins, but may look to other areas in which to compete. Suppliers may also tout their quality of materials, design, construction, deployment and customer service to distinguish themselves from the competition.

We expect to face increased competition in the future. Further, many of our potential competitors have longer operating histories, greater name recognition, access to larger customer bases and significantly greater financial, sales and marketing, manufacturing, distribution, technical and other resources than us.  However, we believe that our unique position of being able to provide environmentally friendly “green” construction materials that are affordable and that incorporate a process that is distinguished from other building materials suppliers will allow us to compete effectively, especially in the Northwest where we have established relationships.

Insurance

We do not currently maintain insurance but intend to maintain general liability standard in the industry.

Employees

We are a development stage company and currently have no salaried or waged employees. Our sole officer and the directors currently serve the Company for no compensation.

Government Regulations

Our proposed products have already been approved to State and County building codes. The Auscrete of Oregon ACC concrete product which we will be assimilating has been submitted and approved by the State of Oregon as a pre fabricated building component and carries a registration with the Building Codes Division, license # PFC571. This registration is also accepted by the State of Washington as evidence of competency.

Proposed future government regulations perhaps may include requirements for increased energy efficiency and material and construction standards for tornado and flood areas.

At present, no environmental laws either at the federal, state or local levels applies to the Auscrete manufacturing process.  If this changes in the future, and an environmental law becomes applicable, this could result in extra costs and delays that could have a negative effect on our business.

Research and Development

The aerated concrete that will be the basis of Auscrete’s construction products is the product of the combination of a foaming agent and foaming machine. Research and development undertaken by Mr. Sprovieri since 2003 worked on creating a better aerated concrete by focusing on improving the following three areas: (a) the production of a machine to produce optimum sized bubbles, (b) identification of a surfactant (bubble producing liquid) that endures better while being aggressively mixed in concrete mixers and (c) the development of concrete mix recipes that give the best performance. The Auscrete aerated concrete has its roots in another aerated concrete developed by Cellucon starting in the mid 1980’s in Australia. Recognizing shortfalls in the Cellucon product including (a) the machine making the concrete produced erratic result and occasionally the concrete lacked strength and (b) the surfactant contained a biological animal protein that was odorous and unreliable.

Mr. Sprovieri’s research and development efforts have been focused on creating a more reliable machine and eliminating the animal protein component of the surfactant.   Through his efforts, Mr. Sprovieri has been able to develop a synthetic component for the surfactant to replace the animal protein component while attaining the desired bubble wall strength while minimizing the size of the bubbles.  Mr. Sprovieri has also worked to develop a bubble-producing machine that could produce bubbles of a consistent size with variable bubble size options. In connection with developing an optimum bubble-producing machine, Mr. Sprovieri conducted energy testing on samples of the concrete in a custom “hot box” built to the ASTM C1363-05 standard. He also conducted strength tests in cooperation with an ASTM certified laboratory in Oregon.  Through his efforts, Mr. Sprovieri has been able to develop the optimum surfactant, bubble-producing machine and optimum concrete mix combinations for the creation of an optimum aerated concrete.

Subsidiaries

We do not have any subsidiaries.

Intellectual Property

Auscrete of Wyoming will be acquiring the ownership of the intellectual property of Auscrete of Oregon, including the following:

Technology	-	a chemical design for the production of a surfactant that, when used in a foaming machine, can produce robust, micro-bubbles
	-	the design of a foaming machine that, when using the above surfactant, can produce minute bubbles within the range necessary for ACC production.
Know-how	-	the information gained from past production research and development of products that enables the correct mixing of the concrete base and micro bubbles to ensure precision blends of raw product.
Branding	-	ownership of the Auscrete name for use as trade marks, branding on product and literature and printing.

Offices

Our office is currently located at 504 East First St. Rufus OR 97050 and our telephone number is (541) 739-8200. This location does not have the manufacturing capacity required by our anticipated operations. We intend to establish our headquarters and manufacturing facilities in the Rufus Industrial Estate if we are able to raise the minimum capital requirement under this offering. We do not pay any rent and there is no agreement to pay any rent in the future. Such costs are immaterial to the financial statements and, accordingly have not been reflected therein.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings. Our address for service of process in Wyoming is 109 W. 17th St. Cheyenne, WY 82001.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Admission to Quotation on the OTC Bulletin Board

We intend to have our common stock be quoted on the OTC Bulletin Board. If our securities are not quoted on the OTC Bulletin Board, a security holder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our securities. To qualify for quotation on the OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the Market Maker, willing to list bid or sale quotations and to sponsor the company listing. We have engaged the services of Pennaluna & Company, Inc., a registered broker-dealer, as the Market Maker, willing to list bid or sale quotations and to sponsor the Company listing. We may not now and may never qualify for quotation on the OTC Bulletin Board.

Stockholders of our Common Stock

As of the date of this registration statement, we have 41 registered shareholders.  The 20 largest shareholders are as follows:

	NAME	ADDRESS	SHARES
1	Clifford D. Jett	PO Box 846, Rufus, OR 97050	300,000
2	John Sprovieri	PO Box 813, Rufus, OR 97050	300,000
3	William Beers	PO Box 825, Rufus, OR 97050	300,000
4	VAWT Earth Wind and Power	Unit 2393 Sidney, B.C. V8L 3Y3	97,000
5	Lynn Komar	61560 Sunny Breeze Lane, Bend, OR 97702	25,000
6	Julie Jett Regnell	1126 Olmo Way, Boulder City, NV 89005	3,000
7	Robert Tanner	PO Box 54, Grass Valley, OR 97029	2,500
8	Joe Hobbs	210 Webber Street, The Dalles, OR 970587	2,500
9	Billy Sullivan	PO Box 614, Hood River OR 97031	2,500
10	Dan Newbold	30303 Maple Drive, Junction City, OR 97448	2,500
11	Lee Hall	30325 Maple Dr. Junction City, OR. 97448	2,500
12	Kathleen D. Jett	PO Box 846, Rufus, OR 97050	1,000
13	Mary E Sprovieri	PO Box 813, Rufus, OR 97050	1,000
14	Linda Beers	PO Box 825, Rufus, OR 97050	1,000
15	Marjorie E. Yarnell	PO Box 6, Rufus OR 97050	1,000
16	Sharon R. Nolan	PO Box 745, Rufus, OR 97050	1,000
17	Ryan R. Regnell	1126 Olmo Way, Boulder City, NV 89005	1,000
18	Roderick R. Regnell	1126 Olmo Way, Boulder City, NV 89005	1,000
19	Larry Barngrover	428 S. Lawndale Dr., Spring Creek, NV 89815	1,000
20	Ryan P. Sharp	PO Box 351, Pendleton, OR 97801-0351	1,000

Rule 144 Shares

All of the presently outstanding shares of our common stock are "restricted securities" as defined under Rule 144 promulgated under the Securities Act and may only be sold pursuant to an effective registration statement or an exemption from registration, if available. In addition, at the present time, the Company is classified as a “shell company” under Rule 405 of the Securities Act. As such, all restricted securities presently held by the founder of the Company may not be resold in reliance on Rule 144 until: (1) the Company files Form 10 information with the SEC when it ceases to be a “shell company”; (2) the Company has filed all reports as required by Section 13 and 15(d) of the Securities Act for twelve consecutive months; and (3) one year has elapsed from the time the Company files the current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Pursuant to Rule 144, one year must elapse from the time a “shell company”, as defined in Rule 405, ceases to be a “shell company” and files Form 10 information with the SEC, before a restricted shareholder can resell their holdings in reliance on Rule 144. Form 10 information is equivalent to information that a company would be required to file if it were registering a class of securities on Form 10 under the Securities and Exchange Act of 1934 (the “Exchange Act”). Under the amended Rule 144, restricted or unrestricted securities, that were initially issued by a reporting or non-reporting shell company or an Issuer that has at anytime previously a reporting or non-reporting shell company as defined in Rule 405, can only be resold in reliance on Rule 144 if the following conditions are met: (1) the issuer of the securities that was formerly a reporting or non-reporting shell company has ceased to be a shell company; (2) the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; (3) the issuer of the securities has filed all reports and material required to be filed under Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding twelve months (or shorter period that the Issuer was required to file such reports and materials), other than Form 8-K reports; and (4) at least one year has elapsed from the time the issuer filed the current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

At the present time, we are classified as a "shell company" under Rule 405 of the Securities Act Rule 12b-2 of the Exchange Act. As such, all restricted securities presently held by the affiliates of our company may not be resold in reliance on Rule 144 until: (1) we file Form 10 information with the SEC when we cease to be a "shell company"; (2) we have filed all reports as required by Section 13 and 15(d) of the Securities Act for twelve consecutive months; and (3) one year has elapsed from the time we file the current Form 10 type information with the SEC reflecting our status as an entity that is not a shell company.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends.

PLAN OF OPERATIONS

Our plan of operations will depend wholly on our ability to raise the Minimum Offering of $750,000 pursuant to this registration.  The first order of business will be to complete the registration of our shares for sale.  Upon the effectiveness of our registration, our next milestone will be to raise the Minimum Offering of $750,000.  Upon achievement of raising the Minimum Offering, our plan of operations for the succeeding twelve months thereafter are as discussed below beginning with the “Establish Office and Manufacturing Facility” subsection:

Registration and Offer of Securities

Our first milestone is to complete the registration of our shares for sale immediately, effect registration of our common stock under the Securities Act concurrently with the effectiveness of the registration statement of which this prospectus forms a part, and then obtain a symbol to facilitate quotation of our shares on the OTC Bulletin Board. We have engaged the services of Pennaluna & Company, 421 Sherman Ave., Coeur d’Alene, Idaho 83814, as our Market Maker.  With the assistance of the Market Maker, we anticipate obtaining quotation of our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. The Market Maker will not be compensated by the Company.  The nature of the costs we will incur in connection with this offering include audit, legal, and SEC registration costs. These costs, initially estimated at $5,214.00, will be incurred entirely by VAWT Earth Wind and Power Corp., a Canadian corporation registered in the province of British Columbia (“VAWT”).  VAWT is consulting firm providing going public consulting services to Auscrete in return for 97,000 shares of the Company’s common stock.  There is no written agreement with VAWT for its consulting services.  However, a description of the oral agreement between Auscrete and VAWT is attached hereto as Exhibit 10.9.

Establish Office and Manufacturing Facility

At the Minimum Offering of $750,000, we intend to use existing turnkey manufacturing capabilities.

If we are able to raise 70% ($2.1 million), of our Maximum Offering we will start the expansion phase of our plan. We estimate it will cost $1,099,000 to set up our manufacturing facility on the Industrial Estate. The balance of $1,001,000 will be used to cover the $475,000 necessary for salary and wages to hire executive, administrative, marketing and labor personnel necessary to expand our operations as well as other working capital. Initial capital expenses for the first 12 months following the raising of $2.1 Million of the Offering are discussed in Description of Business section above.

If 100% of the Offering was raised ($3 million), the additional $900,000 would allow for additional reserves and expansions.

Beginning Operations

Upon achieving the Minimum Offering, Auscrete Corporation will acquire the ‘turnkey’ existing manufacturing plant and equipment from Auscrete of Oregon. Additionally, it will take over the existing pilot plant casting facility leased from the City of Rufus, and will employ the previously trained staff of Auscrete of Oregon to ensure a smooth transition and continuation of production and revenues.

Proposed Manufacturing Facility

Auscrete Corporation has available a little over 10 acres of Industrial Land on the City of Rufus Industrial Park with utilities already in place.

The new complex will start out with a rebar fabrication building that will also be a maintenance area and Inventory storage facility. There is also a production building that has a concrete mixer at one end close to the cement silo and other necessary supply points. This building will house 24 casting tables. The other end of the building has the finishing area where panels get applied coatings and final inspection before being taken to storage and shipping.

Operations Management

Operations will begin at the new plant upon completion of the Fabrication Building and the first Production Building.

The Auscrete Team will comprise of a minimal tiered management structure that enables control and knowledge to be firmly at the hands of senior management ensuring rapid and simplified direct reporting.

Upon commencement of Auscrete’s activity, under control of the President will be marketing, manufacturing operations, design architecture and engineering, administration and safety officer. Additionally, there is a construction manager that will oversee Auscrete’s own construction activities as well as liaise with contractors and developers.

Management and Operations Structure

Production Facilities

The Auscrete product is mostly the production of specialty cast concrete panels used to build houses and other structures. The main activity on a daily basis is the preparation of molds on the molding tables and the application of rebar and other inclusions before pouring the mixture. The Auscrete ACC mixture is blended at the mixing station and poured into the molds where they cure for 2 days. Normally 12 molds per day would be completed. The plant will operate on 1 shift as the curing time required reduces the necessity of having staff present. The graphic below show a typical cycle of manufacturing for housing components.

Once the panels are cured, they are removed from the hydraulic tilting casting tables by use of special lifting apparatus attached to heavy duty forklifts. They are then taken through finishing where small imperfections are attended to and any required surface finishing is applied.

Panels are then stored in the pre-manufactured racks until all components for a specific house are complete. We will load our specially fitted trailers with the complete panel sets and ship them to the prepared site via our own transportation and deliver them to the contractor or developer for final construction and finishing of the house.

In many cases our trucks can return with raw materials from supplier depots throughout the country.

Marketing

Once the manufacturing facility is complete, Auscrete will employ a qualified marketing individual to carry out its marketing functions when the new production plant is brought online.

It is anticipated that full marketing mode can be reached within 3-4 months, certainly much earlier than is necessary to keep the operation at its peak output. The Company will offer a wide range of pre-designed houses and also work with clients to achieve their own design needs.

The Company will sell to developers, construction contractors, building companies and individuals. The main thrust of the marketing will be the construction of affordable housing with energy efficiency. Additional markets will be accessed from the small commercial and industrial developments that are part of the future of commerce.

The marketing manager will keep abreast of the moving tide of opportunity by use of the many communication systems available today and be able to get involved in short and long term governmental and private projects.

Design & Architecture

The technology we are using has already been applied to basic design and construction of housing and commercial and industrial structures. We can easily adapt many or our customer’s designs to our construction methods simply by adhering to some basic design criteria within the parameters of our concrete construction and engineering.

The chief design engineer will be responsible for the application of new designs utilizing all available technologies to enhance the final renderings. The other responsibility is to lead a team of drafters that will draw each individual panel or section and ensure the accuracy of the fitment prior to dispensing the drawing to the production shop.

The design department will keep abreast of all new building codes and amendments so that the Auscrete product always conforms to the current regulations of the construction industry.

Construction Division

The company will employ an experienced and qualified construction manager. The responsibilities of this person are multi fold. Auscrete will be carrying out its own construction during the development of its own campus. The construction manager will administer control of that expansion.

Additionally, when the company has its own crew erecting its own products, the construction manager will be able to supervise the ongoing work and final completion of the project.

Most importantly will be the liaison with outside contractors and developers ensuring that they are trained and understand the construction methods to be employed when erecting Auscrete products and structures.

Internal Administration

The position of Administration Manager will be filled by a suitably qualified individual with previous accounts based experience that understands and can perform the daily needs of a public corporation. They will be responsible to senior management for full compliance with securities issues and submissions. As production expands and the company grows, an assistant will be added as required.

Safety Officer

The safety officer will take care of safety issues that might arise on a day to day basis. A regular schedule of compliance based on OSHA and other regulations and safety checks will be developed as the production gets under way and the safety officer will be responsible for constant observation of these issues.

Limited Operating History; Need for Additional Capital

There is no historical financial information about us upon which to base an evaluation of our performance. We are a start-up company and have not generated any revenues. We cannot guarantee success of our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns due to price and cost increases in services and products.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

Results of Operations for Period Ending November 30, 2010

We did not earn any revenues from our incorporation on December 31, 2009 to November 30, 2010.   We have not attained profitable operations and are dependent upon obtaining financing to continue with our business plan.

Public Company Expenses

Upon effectiveness of this registration and while the Company works to raise the Minimum Offering, without operations, the Company will incur nominal expenses that will be paid for with the Company’s cash on hand which is currently $9,069.  The Company’s cash on hand will also be used to satisfy audit and legal expenses in connection with the reporting requirements for a public company under the Exchange Act of 1934.  Any expenses incurred in excess of the Company’s cash on hand may require the Company’s founder to contribute additional cash to maintain the Company as a going concern.  If the Company is unable to raise additional capital pursuant to this offering or if the founder is unable to contribute additional capital to the Company to satisfy these reporting company expenses, the Company may have to discontinue operations as a going concern.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

We have had no changes in or disagreements with our accountants.

AVAILABLE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits.  You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street NE, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. Our registration statement and the referenced exhibits can also be found on this site.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our sole executive officer and the directors and their ages as of the date of this prospectus are as follows:

John Sprovieri – CEO/Director, Age 62

John Sprovieri is a dual American/Australian citizen born in Brisbane, Australia to American parents and is 62 years old. He and his wife, Mary have been married near 40 years and have no children. His background is mechanical engineering and he spent 6 years in construction machinery marketing with Industrial Engineering Limited in Australia becoming Sales Manager for their Contracting Plant Equipment Division.

In 1975, he developed an agricultural/industrial tractor and developed both the manufacturing and marketing segments of his company, Australian Tractor Manufacturers Pty. Ltd.   The corporation produced nearly 500 units over the next 14 years until he sold the company to Just Australia China Holdings Ltd. (JACH) with interests in China, Korea and Russia. The company was operating profitably at the time it was sold. JACH were setting up overseas operations and were going to manufacture in China or South Korea.

John stayed on with the corporation liaising with overseas licensed manufacturers and markets. He traveled extensively into Europe, USSR, the Middle East and North America.

Following completion of his obligations to JACH in 1993, he researched the US West Coast Market for low cost housing development, and started a transport company following working with 2 transport companies in Washington and Oregon in various positions throughout the West Coast corridor for nearly 3 years. In 1997 John launched an interstate transport company and was responsible for all facets of management including finance, operations, personnel and government compliance. In 2003, John commenced development of the Auscrete technology and acquired financing to further develop the Cellucon based technology and product with a view to creating an affordable housing manufacturing operation.

John’s transport company suffered setbacks in 2003 with the need to write off over $100,000 due to a factoring company not performing their due diligence in checking and following the financial status of some customers. These customers subsequently filed bankruptcy creating the loss. With the increasing cost of fuel and other overheads and the inability to raise rates, it was decided by 2005 to close down operations and concentrate on affordable housing development.

During the past seven years since 2003, Mr. Sprovieri has been principally involved with launching and managing the Auscrete of Oregon development activities.  During this time, Mr. Sprovieri has set up a manufacturing facility, trained personnel, redeveloped technology and started production of Auscrete Products in 2007.

Clifford Jett – Director, Age 70

Cliff, at 70 is currently the Mayor of the City of Rufus and has been since 1998. He is chairman of the Lower John Day Regional Partnership and on the Board of Directors of Mid-Columbia Council of Governments. He is also a member of the Mid Columbia Economic Development District and the Lower John Day Area Commission on Transportation.

Cliff comes from the Columbia Gorge and has an intimate knowledge of the area. He and his wife, Kay live in Rufus on their small agricultural holding. In his earlier career he became heavily involved in Law Enforcement and, since 1967, spent many years in Nevada commencing as a Conservation Fieldman II for the Nevada Dept. of Fish and Game. Until 1991, he worked through the ranks to achieve Region III L.E. Supervisor status as Fish and Game Agent III at the Nevada Dept. of Wildlife. This diverse career gave Cliff much experience in management, public relations, budgeting, law enforcement knowledge, personnel evaluations and preparation of quarterly and annual reports.

In 1996, Cliff became a city councilman for the City of Rufus and was elected Mayor in 1998. In addition to being a deputy of the Sheriff’s Department in the marine division, he is also a vineyard farmer and a partner in a small museum in the area. Cliff’s 23 years in Law Enforcement gave him the ability to display professionalism and integrity as part of his life’s philosophy. His leadership and problem solving ability make him well qualified to serve on the Board of Directors of this corporation.

William Beers – Director, Age 74

Bill has lived in Sherman County since 1956 and lives with his wife, Linda in the City of Rufus. He is 74 and recently became semi-retired and is currently a councilman for the City of Rufus and has served for a number of years. Bill is directly involved in the presentation of the city to possible development of local businesses and commercial and industrial enterprises by encouraging potential business people to move to the city’s business park.

Bills experience in business management stretches back decades. He has owned and managed a number of business including a truck stop service station and restaurant, all of which he sold when they were operating profitably and are still operating today. Around 10 years ago and at retirement age, Bill and his wife Linda purchased the Hi-Way Market general store and deli in Rufus and shared the business and personnel management responsibilities. Seeking retirement, they leased the business to their employees, two years ago

In summary, in the past five years Mr. Beers’ business experience has involved serving as a councilman and running a general store and deli.

Significant Events

Mr. Sprovieri recently became aware of a judgment entered against him and his previous transport company, Austrak Corporation, in favor of Safeco Insurance Company (“Safeco”).  The judgment was entered on 06/21/2007 in Clackamas County Circuit Court, Oregon City, Oregon in the amount of $14,158.79.

The complaint giving rise to the judgment relates to a California State (“CA”) matter whereby CA argued that Austrak Corp. failed to renew its license to transport recyclable used tires. Mr. Sprovieri contends that the renewal papers were submitted in a timely fashion and sent a file copy of the renewal form to CA stating that their own office had likely misplaced them. CA restated they had not received them and applied an arbitrary fine for failure to renew. Mr. Sprovieri disputes the reasons and validity of the fine.

At the time of the fine, CA required all carriers of used tires to register with the state and post a $10,000 bond in the event that companies fail to ensure hazardous waste handling compliance. CA tried to collect the fine against the Bond issued by Safeco. In discussion with Mr. Sprovieri, Safeco agreed that paying a fine was not the reason for the bond as no hazardous waste or cleanup was involved and advised Mr. Sprovieri that they would not pay out on the Bond. CA subsequently convinced them otherwise without Mr. Sprovieri’s knowledge.

Mr. Sprovieri had moved to Rufus OR in November 2006 and was never served personally with the summons and complaint. Following the submission of the S-1 to the SEC, collection lawyers saw Mr. Sprovieri’s name and contacted both he and the company’s attorney, Luc Nguyen. That is when Mr. Sprovieri learned of the judgment.  Mr. Sprovieri refutes the claim and will deal with a way to settle this at a future time.

Except for the foregoing, during the past ten years, the officer and the directors have not been the subject to any of the following events:

1.  Any bankruptcy petition filed by or against any business of which one of the above-named individuals was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

2.  Any conviction in a criminal proceeding or being subject to a pending criminal proceeding.

3.  An order, judgment, or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting one of the above-named individual's involvement in any type of business, securities or banking activities.

4.  Found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Future Trading Commission, to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Term of Office

Neither our officer nor directors currently has an employment agreement in place and will hold office until removed from office in accordance with our bylaws.

Significant Employees

The Company currently does not have any employees.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our executive officer by any person for all services rendered in all capacities to us for the fiscal period from our incorporation on December 31, 2009 to November 30, 2010 (our fiscal year end) and subsequent thereto to the date of this prospectus.

Summary Compensation Table

Name and Principal Position	Year	Salary($)	Stock Bonus($)	Option Awards ($)	Non-Equity Incentive Plan Awards	Change in Pension Value and Nonqualified Deferred Compensation	All Other Earnings	Compensation Total ($)
John Sprovieri, CEO/Director	2010	$0	$0	$0	$0	$0	$0	$0

Stock Option Grants

We have not granted any stock options to our executive officer since our inception.

Consulting Agreements

We do not currently have an employment or consulting agreement with our officer, or any of our directors or significant employees and none of them currently receive compensation for their services.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding common stock as of the date of this prospectus, and by the officer and directors, individually and as a group as of November 30, 2010, except as otherwise indicated, all shares are owned directly.

Title of Class	Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Percent of Class
Common Stock	Clifford Jett, Director PO Box 846, Rufus, OR 97050	300,000 Shares, Individually 1,000 Shares, Beneficially through Spouse	28.20%
Common Stock	William Beers, Director PO Box 825, Rufus, OR 97050	300,000 Shares, Individually 1,000 Shares, Beneficially through Spouse	28.20%
Common Stock	John Sprovieri, Director PO Box 813, Rufus, OR 97050	300,000 Shares, Individually 1,000 Shares, Beneficially through Spouse	28.20%
Common Stock	VAWT Earth Wind and Power 2393 Sidney, B.C. V8L 3Y3 (Beneficially owned 100% by Rick Plotnikoff)	97,000 Shares	9.09%
Common Stock	The Officer and Directors as group that consists of William Beers, Clifford Jett, and John Sprovieri	903,000 Shares	84.59%

The percent of class is based on 1,067,500 shares of common stock issued and outstanding as of the date of this prospectus.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Each of Mr. Beers, Jett, and Sprovieri received 300,000 shares of Auscrete Corporation, no par value, on December 31, 2009 in exchange for services related to the organization of the Company.  The value of each of Messrs. Beers’, Jett’s and Sprovieri’s services was $60,000 each.  They each own 28.10% company's outstanding common stock, individually and 84.31% as a group.

As discussed above, much of the Company’s initial capital outlay will be dedicated to the acquisition of existing manufacturing equipment and certain assets of Auscrete of Oregon, which is a related party since it is owned 100% by our CEO and Director, John Sprovieri. The assets being acquired from Auscrete of Oregon, are those assets listed on page 14 under the first two subsections titled “Purchased Equipment” and “Manufactured Specialized Equipment” with estimated values of $236,900 and $253,000 respectively, for a grand total of $489,900.00. Auscrete Corporation will acquire said assets along with related intellectual property, including manufacturing process, etc. from Auscrete of Oregon. Auscrete Wyoming will acquire the assets and technology in exchange for 4,000,000 Shares of common stock. By virtue of Mr. Sprovieri’s 100% ownership in Auscrete of Oregon, the acquisition of 4,000,000 Shares of common stock of Auscrete of Wyoming will result in Mr. Sprovieri becoming the beneficial owner of those Shares.

None of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

•      Any relative or spouse of any of the foregoing persons who has the same house as such person;

•      Immediate family members of directors, director nominees, executive officers and owners of 5% or more of our common stock.

Each of Michael Nilson and John Schmidt are owners of 1,000 shares each of Auscrete shares.  Mr. Nilson and Mr. Schmidt are the principals of NW Realty Development  and Gorge Vista, LLC respectively which have both issued letters of intent to contract with Auscrete to provide building materials for the construction of residential homes on their respective developments as referenced on Page 18.  Note that Auscrete's sale of building materials to such related parties will be on the same terms as Auscrete's sale of building materials to unaffiliated parties.  There may be a conflict of interest between Msrs. Nilson’s and Schmidt’s ownership of Auscrete shares and their ownership in their respective real estate development companies.  There may arise a conflict of interest between their desire to receiving maximum return on investments in Auscrete and their desire to maximize profits for their individual enterprises.

During the past five years, the Company has not entered into any transactions with any promoters of the Company.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our officer and the directors are indemnified as provided by the Wyoming Statutes Annotated and our Bylaws. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to court of appropriate jurisdiction. We will then be governed by the court's decision.

AUSCRETE CORPORATION
(A Development Stage Company)

FINANCIAL STATEMENTS

AND

AUDITOR’S REPORT

*    *    *

FEBRUARY 15, 2011

AUSCRETE CORPORATION
(A Development Stage Company)

FEBRUARY 15, 2011

LENNING & CO., INC.
CERTIFIED PUBLIC ACCOUNTANTS

18377 Beach Blvd., Ste. 211
Huntington Beach, CA 92648
(714) 893-0646
Fax (714) 596-7152

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
   Auscrete Corporation

We have audited the accompanying balance sheet of Auscrete Corporation, (a development stage company), as of February 15, 2011, and the related statement of stockholders’ equity for the period from December 31, 2009 (inception) to February 15, 2011. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Auscrete Corporation as of February 15, 2011 in conformity with U.S. generally accepted accounting principles.

/s/ Lenning & Co., Inc.

Huntington Beach, CA

February 22, 2011

AUSCRETE CORPORATION
(A Development Stage Company)
BALANCE SHEET
FEBRUARY 15, 2011

ASSETS

CASH	$9,069

STOCKHOLDERS' EQUITY

STOCKHOLDERS' EQUITY
Common stock
Authorized - 500,000,000 shares, no par value
Issued and outstanding - 1,067,500 shares	$9,069

See accompanying notes to the financial statements

AUSCRETE CORPORATION
(A Development Stage Company)
STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE PERIOD FROM DECEMBER 31, 2009 (INCEPTION) TO FEBRUARY 15, 2011

	Common Stock		Total Stockholders'
	Shares	Amount	Equity

Balance at December 31, 2009	-	$-	$-

Issuance of founder shares at no par value per share	925,000	7,890	7,890

Common stock issued for cash at no par value per share	45,500	363	363

Common stock issued for services at no par value per share	97,000	816	816

Balance at February 15, 2011	1,067,500	$9,069	$9,069

See accompanying notes to the financial statements

AUSCRETE CORPORATION
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
FEBRUARY 15, 2011

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The summary of significant accounting policies of Auscrete Corporation is presented to assist in the understanding of the Company’s financial statements.  The financial statements and notes are representations of the Company’s management, who is responsible for their integrity and objectivity.

Organization – Auscrete Corporation was incorporated in Wyoming on December 31, 2009. The Company was organized for the purpose of establishing a system for making cellular light-weight concrete. They are able to produce affordable housing that is highly energy efficient with excellent sound suppression qualities. As of February 15, 2011, operations have not commenced.

Use of estimates – The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain amounts and disclosures.  Accordingly, actual results could differ from those estimates.

Income taxes – The Company accounts for income taxes in accordance with generally accepted accounting principles, which requires the use of the liability method of accounting for income taxes. Accordingly, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Current income taxes are based on the year’s income taxable for Federal and state income tax reporting purposes.

For the period ended February 15, 2011, no income or loss has been generated. Therefore, no provision for income taxes has been made.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by Registrant in connection with the sale of the common stock being registered. Registrant has agreed to pay all costs and expenses in connection with this offering of common stock. The estimated expenses of issuance and distribution, assuming the maximum proceeds are raised, are set forth below.

SEC Registration Fee	$214
Legal and Professional Fees	$4,000
Accounting Fees	$1,000
Total	$5,214

Item 14. Indemnification of Directors and Officer

Our Certificate of Incorporation and Bylaws provide that we shall indemnify our officer or directors against expenses incurred in connection with the defense of any action in which they are made parties by reason of being our officer or directors, except in relation to matters as which such director or officer shall be adjudged in such action to be liable for negligence or misconduct in the performance of his duty. Our officer or one of our directors could take the position that this duty on our behalf to indemnify the director or officer may include the duty to indemnify the officer or director for the violation of securities laws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to our directors, officers and controlling persons pursuant to our Certificate of Formation, Bylaws, Wyoming laws or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers, or control persons, and the successful defense of any action, suit or proceeding) is asserted by such director, officer or control person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.  Recent Sales of Unregistered Securities.

The table on the following page summarizes shares that were recently issued pursuant to Section 4(2) of the Securities Act of 1933 (the "Securities Act") at various dates corresponding with each purchaser. In connection with this issuance, the purchasers were provided with access to all material aspects of the company, including the business, management, offering details, risk factors and financial statements. Each investor also represented to us that he/she was acquiring the shares as principal for his/her own account with investment intent. Each investor also represented that he/she was sophisticated, having prior investment experience and having adequate and reasonable opportunity and access to any corporate information necessary to make an informed decision. This issuance of securities was not accompanied by general advertisement or general solicitation. The shares were issued with a Rule 144 restrictive legend.

TABLE FOLLOWS ON NEXT PAGE

	NAME	ADDRESS	Type of Consideration	Value of Services	Value of Cash	Date	No. of Shares
1	Clifford D. Jett	PO Box 846, Rufus, OR 97050	Services	$60,000.00		12/31/2009	300,000
2	John Sprovieri	PO Box 813, Rufus OR 97050	Services	$60,000.00		12/31/2009	300,000
3	William Beers	PO Box 825, Rufus OR 97050	Services	$60,000.00		12/31/2009	300,000
4	Lynn Komar	61560 Sunny Breeze Lane, Bend OR 97702	Services	$5,000.00		12/31/2009	25,000
5	Kathleen D. Jett	PO Box 846, Rufus, OR 97050	Cash		$200.00	1/21/2010	1,000
6	Mary E Sprovieri	PO Box 813 Rufus OR 97050	Cash		$200.00	2/4/2010	1,000
7	Linda Beers	PO Box 825, Rufus OR 97050	Cash		$200.00	2/4/2010	1,000
8	Robert Tanner	PO Box 54, Grass Valley OR 97029	Cash		$500.00	1/12/2010	2,500
9	Marjorie E. Yarnell	PO Box 6, Rufus OR 97050	Cash		$200.00	1/12/2010	1,000
10	Sharon R. Nolan	PO Box 745, Rufus OR 97050	Cash		$200.00	1/12/2010	1,000
11	Julie Jett Regnell	1126 Olmo Way, Boulder City NV 89005	Cash		$600.00	1/12/2010	3,000
12	Ryan R. Regnell	1126 Olmo Way, Boulder City NV 89005	Cash		$200.00	1/12/2010	1,000
13	Roderick R. Regnell	1126 Olmo Way, Boulder City, NV 89005	Cash		$200.00	1/12/2010	1,000
14	Larry Barngrover	428 S. Lawndale Dr., Spring Creek, NV 89815	Cash		$200.00	1/12/2010	1,000
15	Ryan P. Sharp	PO Box 351, Pendleton, OR 97801-0351	Cash		$200.00	1/12/2010	1,000
16	Daniel J. Hall	PO Box 292,Wasco, OR 97065	Cash		$200.00	1/12/2010	1,000
17	George R. Jett	PO Box 826, Rufus, OR 97050	Cash		$200.00	1/12/2010	1,000
18	Kelly Louise Means	PO Box 12053, Reno, NV 89510	Cash		$200.00	1/12/2010	1,000
19	Jaime Scott McLaughlin	PO Box 12053, Reno, NV 89510	Cash		$200.00	1/12/2010	1,000
20	Linda Randle	6060 Oak St., Anderson, CA 96007	Cash		$200.00	1/20/2010	1,000
21	Jimmy Nelson	353 Centerville Hwy., Lyle, WA 98635	Cash		$200.00	1/20/2010	1,000
22	Michael Nilson	PO Box 518, Lyle, WA 98635	Cash		$200.00	1/20/2010	1,000
23	Doug Bill	101 Jayden Lane Stevenson WA 98648	Cash		$200.00	1/20/2010	1,000
24	Kimberly A. Grimm	PO Box 801, Rufus, OR 97050	Cash		$200.00	1/21/2010	1,000
25	Cory L. Bernard	704 Oak Ave., Hood River, OR 97031	Cash		$200.00	1/21/2010	1,000
26	Kenneth A. Jett	PO Box 846, Rufus, OR 97050	Cash		$200.00	2/4/2010	1,000
27	Rebecca Jones	72233 Blalock Cyn. Rd. Arlington,OR 97812	Cash		$200.00	2/4/2010	1,000
28	Karen A. Johnson	300 Circulo Uno Poco, Rohnert Park, CA	Cash		$200.00	2/4/2010	1,000
29	Jennifer Bain	4804 Gettysburg Rd.,Knoxville, TN 37921	Cash		$200.00	2/4/2010	1,000
30	Elizabeth A Voiles	6200 Hickson Pike, #202, Hickson TN 37343	Cash		$200.00	2/4/2010	1,000
31	Jose M. Guzman	PO Box 703, Rufus, OR 97050	Cash		$200.00	2/4/2010	1,000
32	Christopher Longphre	PO Box 631, Stevenson, WA 98648	Cash		$200.00	2/4/2010	1,000
33	Donald Hilderbrand	PO Box 148, Wasco OR 97065	Cash		$200.00	2/4/2010	1,000
34	Martin J Kelly	PO Box 813 Rufus OR 97050	Cash		$200.00	2/4/2010	1,000
35	John Schmidt	PO Box 1934 Sandy OR 97055	Cash		$200.00	2/4/2010	1,000
36	Joe Hobbs	210 Webber Street, The Dalles OR 970587	Cash		$500.00	2/4/2010	2,500
37	Billy Sullivan	PO Box 614, Hood River OR 97031	Cash		$500.00	2/4/2010	2,500
38	Linda Buchanan	PO Box 825 Rufus OR 97050	Cash		$200.00	2/4/2010	1,000
39	Dan Newbold	30303 Maple Drive, Junction City, OR 97448	Cash		$500.00	2/4/2010	2,500
40	Lee Hall	30325 Maple Dr. Junction City, OR. 97448	Cash		$500.00	2/4/2010	2,500
41	VAWT Earth Wind and Power	Unit 2393 Sidney, B.C. V8L 3Y3	Services	$19,400.00		12/31/2009	97,000
			TOTALS	$204,400.00	$9,100.00		1,067,500

Item 16.  Exhibits and Financial Statement Schedules.

INDEX OF EXHIBITS

Exhibit No.	Name/Identification of Exhibit

3	Articles of Incorporation & Bylaws

3.1 Articles of Incorporation
3.2 Bylaws

5.1	Opinion of Luc Nguyen, Esq.

10	Additional Exhibits

10.1 Escrow Agreement
10.2 Rufus, OR Home Sale Agreement
10.3 Wind Tower Construction Invoice
10.4 Goldendale, WA Home Sale Agreement
10.5 Portland General Electric Control Building Construction Invoice
10.6 Wasco, OR Home Sale Agreement
10.7 Gorge Vista Letter of Intent
10.8 Northwest Realty Letter of Intent
10.9 Description of Agreement between Auscrete and VAWT

23.1	Consent of Independent Auditor

Item 17.  Undertakings

The undersigned registrant hereby undertakes:

1.         To file during any period in which offers of sales are being made, a post-effective amendment to this registration statement to:

(i)        Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)       Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low and high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  Include any additional or changed material information on the plan of distribution.

2.             That, for the purposes of determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered herein, and that the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.             To remove from registration by means of a post effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4.              Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to the directors, officers, and controlling persons of the small business issuer pursuant to the By-Laws of the company, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by the director, officer, or controlling person in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or other control person in connection with the securities being registered, we will, , unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit to the court or appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.             That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)       Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURE PAGE FOLLOWS

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto authorized in the City of  Rufus State of Oregon on March 25, 2011.

Auscrete Corporation
(Registrant)2537895

By: /s/ John Sprovieri
John Sprovieri President, Chief Executive Officer, Secretary, Treasurer, Chief Accounting Officer, Chief Financial Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John Sprovieri .	President, Secretary and Director	March 25, 2011
John Sprovieri	Chief Executive Officer

/s/ John Sprovieri .	Treasurer,	March 25, 2011
John Sprovieri	Chief Accounting Officer and Chief Financial Officer